Exhibit 99.1

OSI Systems Completes Acquisition of American Science and Engineering

HAWTHORNE, Calif.—September 12, 2016 - OSI Systems, Inc. (NASDAQ: OSIS) today announced that it has completed its previously announced acquisition of American Science and Engineering, Inc. (“AS&E”), a leading provider of detection solutions for advanced cargo, parcel, and personnel inspection.  OSI Systems acquired all issued and outstanding shares of AS&E for $37.00 per share in cash and assumed certain unvested AS&E equity awards for a total purchase price of approximately $269 million. With this acquisition, OSI Systems’ security offerings now include additional inspection systems based on X-ray backscatter technology, including the Z Backscatter® Van (ZBV®) and the MINI Z® portable backscatter based inspection system.

Deepak Chopra, OSI Systems’ Chairman and Chief Executive Officer, said, “We are pleased to complete our acquisition of AS&E and look forward to continue delivering compelling value and service to our customers worldwide with an expanded portfolio of screening solutions for port, border, aviation and critical infrastructure security.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. It combines more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than historical facts included in this press release, including, but not limited to, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations and projections of future events and reflect beliefs and assumptions that are based on OSI Systems’ perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from OSI Systems’ expectations and projections. Risks and uncertainties include, among other things, that the integration of AS&E’s business into OSI Systems is not as successful as expected; the failure to realize anticipated synergies and cost-savings; the failure of OSI Systems to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in the reports filed by OSI Systems with the Securities and Exchange Commission, including OSI Systems’ annual report for the year ended June 30, 2016. These forward-looking statements reflect OSI Systems’ expectations and projections as of the date of this press release. OSI Systems undertakes no obligation to update the information provided herein to reflect any change in OSI Systems’ expectations or projections with regard thereto or any change in events, conditions or circumstances on which any such information is based.

For Additional Information, Contact:

OSI Systems, Inc.

Ajay Vashishat

Vice President, Business Development

12525 Chadron Ave

Hawthorne, CA 90250

Tel: (310) 349-2237

avashishat@osi-systems.com